Exhibit H

The Korea Development Bank Act

Law No. 302, Promulgated on December 30, 1953

Amended by Law No. 873, December 27, 1961

Amended by Law No. 1557, December 16, 1963

Amended by Law No. 2044, September 14, 1968

Amended by Law No. 2120, July 28, 1969

Amended by Law No. 2734, December 26, 1974

Amended by Law No. 3020, December 19, 1977

Amended by Law No. 3480, December 31, 1981

Amended by Law No. 4052, December 31, 1988

Amended by Law No. 4864, January 5, 1995

Amended by Law No. 5371, August 22, 1997

(Act Concerning the Efficient Management of Non-performing Assets of Financial Institutions and the Establishment of Korea Asset Management Corp.)

Amended by Law No. 5372, August 28, 1997

Amended by Law No. 5403, August 30, 1997 (Act Repealing the Korea Housing Bank Act)

Amended by Law No. 5505, January 13, 1998

(Act Concerning Adjustment of the Certified Public Account ant Act, Etc. Following the Enactment of the Act for the Establishment of Financial Supervisory Organizations)

Amended by Law No. 5982, May 24, 1999 (Government Organization Act)

Amended by Law No. 6679, March 30, 2002

Amended by Law No. 7620, July 29, 2005

Amended by Law No. 8863, February 29, 2008

(Act on the Establishment, Etc. of Financial Supervisory Organizations)

Amended by Law No. 9401, January 30, 2009 (State Properties Act)

Amended by Law No. 9703, May 21, 2009

Amended by Law No. 10303, May 17, 2010 (Banking Act)

Wholly Amended by Law No. 12663, May 21, 2014

Amended by Law No. 13453, July 31, 2015 (Governance Act for Financial Companies)

Amended by Law No. 14122, March 29, 2016 (Korea Technology Guarantee Fund Act)

Amended by Law No. 17112, March 24, 2020

Amended by Law No. 17253, May 1, 2020

Amended by Law No. 18682, January 4, 2022

Amended by Law No. 20719, January 21, 2025

Amended by Law No. 21048, September 9, 2025

Chapter I. General Provisions

Article 1. (Purpose)

The purpose of this Act is to establish The Korea Development Bank (hereinafter referred to as “KDB”) which shall supply and manage funds necessary for the development and promotion of industries, expansion of social infrastructure development of regions, stabilization of financial markets and facilitation of sustainable growth, etc. in order to contribute to the sound development of the financial industry and national economy.

Article 2. (Nature, Etc.)

(1) KDB shall be a juridical person.

(2) KDB shall be operated in accordance with this Act, the orders issued pursuant to this Act and the Articles of Incorporation.

Article 3. (Relationship with Other Acts)

(1) Unless otherwise provided for in this Act, the provisions of the Banking Act and the Governance Act for Financial Companies shall apply to KDB; provided, however, that Articles 8 through 11, Article 11-2, Article 12, Article 13, Article 27, Article 27-2, Article 28, Article 28-2, proviso of Paragraph (1) of Article 30, Subparagraph (3) of Paragraph (2) of Article 30, Article 32, Article 35, Paragraphs (1) and (2) of Article 37, Subparagraph (1) of Article 38, Article 40, Subparagraphs (1) through (5) and Subparagraphs (7) and (9) of Article 47, Article 48, Article 50, Article 53, Article 54, Article 54-2, Articles 55 through 57, Article 67, and Subparagraphs (1), (2), (5), (6) and (8) of Paragraph (1) of Article 68 of the Banking Act, and Subparagraph (2) of Paragraph (1) of Article 16, Article 19, Article 20, Article 34 and Article 35 of the Governance Act for Financial Companies shall not apply to KDB.

(2) Unless otherwise provided for in this Act, the provisions with respect to stock companies of the Commercial Act shall apply to KDB.

Article 4. (Establishment of Head Office and Branches, Etc.)

(1) KDB shall have its head office in Seoul.

(2) KDB may, in accordance with the provisions of the Articles of Incorporation, establish branches, agencies, and other business places or offices in such locations as deemed necessary.

Article 5. (Capital)

(1) The authorized capital of KDB shall be prescribed in the Articles of Incorporation to the extent of forty-five trillion Korean Won (KRW 45,000,000,000,000), provided that fifty-one percent (51%) or more of which shall be subscribed to by the Government.

(2) The authorized capital of KDB shall be divided into shares.

Article 6. (Articles of Incorporation)

(1) The Articles of Incorporation of KDB shall include the following matters:

1.	Purpose;

2.	Name;

3.	Matters concerning establishment of the head office, branches, agencies and other business places or offices;

4.	Matters concerning capital and shares;

5.	Matters concerning the General Meeting of Shareholders;

6.	Matters concerning Executives and employees;

7.	Matters concerning the Board of Directors;

8.	Matters concerning operations and the conduct thereof;

9.

Matters concerning the Financial Stabilization Fund pursuant to Article 23-2 (hereinafter referred to as “Financial Stabilization Fund”), the Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment pursuant to Article 29-2 (hereinafter referred to as “Key Industry Stabilization Fund”) and the High-tech Strategic Industry Fund pursuant to Article 29-7 (hereinafter referred to as “High-tech Strategic Industry Fund”) of this Act;

10.	Matters concerning issuance of bonds;

11.	Matters concerning accounting; and

12.	Method of public notice.

(2) Any amendment of the Articles of Incorporation shall be made subject to the authorization of the Financial Services Commission.

Article 7. (Registration)

(1) KDB shall register in accordance with the provisions of the Presidential Decree.

(2) Items which are to be registered under Paragraph (1) shall not be set up against a third party until after their registration.

Article 8. (Prohibition on Use of Similar Name)

No person other than KDB is to use the name “The Korea Development Bank” or any other name similar thereto.

Article 9. (Dissolution)

The dissolution of KDB shall be determined by law separately.

Chapter II. Executives, Employees and Board of Directors

Article 10. (Executives)

(1) KDB shall have the President (also known as Chairman & CEO; hereinafter the same shall apply), Managing Director (also known as Vice Chairman & COO; hereinafter the same shall apply), Directors and Auditor as its executives.

(2) There shall be one (1) President and one (1) Auditor.

(3) The number of the Managing Director and Directors shall be prescribed in the Articles of Incorporation, provided that there shall be not less than three (3) Independent Directors which constitute more than half of the total number of the members of the Board of Directors.

Article 11. (Duties of Executives)

(1) The President shall represent KDB and shall be in general charge of the operations of KDB.

(2) The Managing Director shall, in accordance with the Articles of Incorporation, assist the President, and act in place of the President in case of the inability of the President to perform his/her duties due to unavoidable reasons.

(3) In case of the inability of both the President and the Managing Director to perform their duties due to unavoidable reasons, a Director in the order of priority as prescribed in the Articles of Incorporation shall perform the duties.

(4) The Auditor shall audit and examine the operations and accounting of KDB.

Article 12. (Board of Directors)

(1) The Board of Directors shall consist of the President, Managing Director and Directors.

(2) The Board of Directors shall resolve important matters relating to the operations of KDB.

(3) The President shall convene the Board of Directors and preside over the meeting as the chairman.

(4) The Board of Directors shall have a quorum when a majority of the members are in attendance, and resolutions shall be adopted by a majority vote of the members present.

(5) The Auditor may be present and express his/her opinion at any meeting of the Board of Directors, but shall not have the right to vote.

Article 13. (Appointment and Dismissal of Executives)

(1) The President shall be appointed by the President of the Republic of Korea upon the recommendation of the Chairman of the Financial Services Commission.

(2) The Managing Director and Directors shall be appointed by the Financial Services Commission upon the recommendation of the President.

(3) The Auditor shall be appointed by the Financial Services Commission.

Article 14. (Terms of Office of Executives)

(1) The term of office of the executives shall be a specified period not exceeding three (3) years as prescribed in the Articles of Incorporation.

(2) Any vacancy occurring in the office of the executives shall be filled by the appointment of a new executive, in accordance with the Articles of Incorporation; provided that the term of office of the new executive shall commence from the date of his/her appointment.

Article 15. (Appointment of Proxies)

The President may, in accordance with the Articles of Incorporation, appoint a proxy or proxies from among the executives or employees of KDB who shall be delegated with full or partial power to act for him/her in connection with the operations of KDB in all judicial and extra-judicial matters.

Article 16. (Appointment and Dismissal of Employees)

The President shall appoint and dismiss the employees of KDB.

Article 17. (Legal Fiction as Public Officials in Application of Penal Provisions)

The executives of KDB, the members of Fund Management Committee pursuant to Article 29, the members of the Key Industry Stabilization Fund Management Committee pursuant to Article 29-6, and the members of the High-tech Strategic Industry Fund Management Deliberative Committee pursuant to Article 29-11 shall be deemed public officials in applying penal provisions under the Criminal Act and other acts.

Chapter III. Operations

Article 18. (Operations)

(1) In order to fulfill the purpose stated in Article 1, KDB shall supply funds to each of the following areas:

1.	Development and promotion of industries;

2.	Promotion of small and medium enterprises;

3.	Social infrastructure expansion and regional development;

4.	Development of energy and resources;

5.	Overseas expansion of enterprises and industries;

6.	Restructuring of enterprises;

7.	Areas where the Government considers the delegation of its operations to be required;

8.

Other areas where it is necessary to supply funds for the development of the financial industry and national economy including development of new growth engine industries and promotion of sustainable growth, etc.

(2) In order to supply funds as stated in Paragraph (1), KDB shall engage in each of the following operations:

1.	To grant loans or discount notes;

2.

To subscribe to securities, to underwrite securities and/or invest in securities under Article 4 of the Capital Market and Financial Investment Business Act (hereinafter collectively referred to as the “Securities”); provided, however, that the underwriting of the shares shall not exceed twice the sum of the paid-in capital of KDB and the reserve under Paragraph (1) of Article 31;

3.	To guarantee or assume debt;

4.	To acquire the necessary funds for the operations provided for in Subparagraphs 1 through 3 by the following methods:

a.	Receiving deposits and installment deposits;

b.	Issuing Industrial Finance Bonds, other Securities and debt instruments;

c.

Borrowing from the Government, the Bank of Korea, any other financial institutions, etc.; provided, however, that the repayment obligations of KDB’s debt to the Government are subordinated to other debt incurred by KDB in conducting its operations; and

d.	Borrowing foreign capital;

5.	To transact domestic and foreign exchange business

6.

To provide services including review and plan, research, analysis, assessment, guidance, consultation and so forth regarding economic and technical feasibility of the specific projects to be performed that are entrusted by the Government, public organizations, financial institutions or other enterprises;

7.	To supervise and manage the Financial Stabilization Fund, the Key Industry Stabilization Fund, and the High-tech Strategic Industry Fund and provide financial support from each of them;

8.	Contribution of funds for the management of the High-tech Strategic Industry Fund;

9.	To carry out other activities incidental to the activities stated in Subparagraphs 1 through 8 subject to an approval of the Financial Services Commission; and

10.	To carry out activities, other than those stated in Subparagraphs 1 through 9, necessary to accomplish the purpose under Article 1 subject to an approval of the Financial Services Commission.

(3) KDB shall establish an internal system to efficiently manage and assess the support to small and medium enterprises in connection with the operations in the area stated in Subparagraph 2. of Paragraph (1).

Article 19. (Guaranty of Payment of Foreign Currency Debt)

The Government may guarantee the repayment of the principal and interest of the foreign currency debt of KDB upon prior approval from the National Assembly.

Article 20. (Long-term Loans of Government Special Funds)

KDB shall extend and administer long-term loans of not less than one year’s maturity using Government special funds.

Article 21. (Operating Manuals)

Upon preparing the Operating Manuals in compliance with The Korea Development Bank Act which prescribe the method of operations under Article 18 herein, KDB shall receive approval from the Financial Services Commission. Any revision to the Operating Manuals shall also be subject to the approval of the Financial Services Commission.

Article 22. (Application for Approval of Business Plan, Etc.)

(1) KDB shall prepare a business plan every fiscal year and submit it to the Financial Services Commission for approval no later than one (1) month prior to the beginning of the relevant fiscal year, and report it to the competent standing committee of the National Assembly without delay.

(2) The business plan provided for in Paragraph (1) shall consist of a fund allocation plan and a fund raising plan.

(3) The provisions of Paragraphs (1) and (2) shall be applied mutatis mutandis to any revision of the annual business plan by KDB.

(4) The Financial Services Commission shall give priority consideration to the provision of funding in the area of small and medium enterprises during the approval process pursuant to Paragraph (1).

Article 23. (Issuance of Industrial Finance Bonds)

(1) KDB may issue Industrial Finance Bonds to raise funds necessary to carry out operations as provided for in Article 18.

(2) Industrial Finance Bonds shall be issued exclusively by KDB.

(3) The aggregate amount of the outstanding balance of Industrial Finance Bonds, plus the outstanding balance of bonds guaranteed by KDB, and that of debt guaranteed or assumed by KDB, shall not exceed thirty (30) times the amount of the paid-in capital of KDB and the reserve pursuant to Paragraph (1) of Article 31; provided, however, that the following shall be excluded in calculating the aforementioned limit:

1.	The outstanding balance of Industrial Finance Bonds subscribed to by the Government;

2.	The outstanding balance of Industrial Finance Bonds on which the Government has guaranteed the payment of principal and interest;

3.

The outstanding balance of debt guaranteed or assumed by KDB on which other financial institutions (including the Export-Import Bank of Korea and Industrial Bank of Korea), the Korea Credit Guarantee Fund, the Korea Technology Guarantee Fund, insurance companies and similar organizations have guaranteed or insured the payment;

4.	The outstanding balance of debt guaranteed or assumed by KDB on which the Government has guaranteed the payment of; and

5.	The outstanding balance of debt guaranteed or assumed by KDB for the Government or local governments.

Article 24. (Bond Issuance to Convert Outstanding Bonds or to Perform Obligations arising from Guaranty or Assumption of Indebtedness)

(1) KDB may, when necessary to convert outstanding Industrial Finance Bonds or to perform obligations arising from the guaranty or assumption of the debt under Subparagraph 3 of Paragraph (2) of Article 18, issue Industrial Finance Bonds temporarily, if necessary, over the limit prescribed in Paragraph (3) of Article 23.

(2) When KDB issues Industrial Finance Bonds in accordance with Paragraph (1), KDB shall, within one (1) month thereafter, refund the outstanding Industrial Finance Bonds or perform the obligations in an amount equal to the aggregate par value of the Industrial Finance Bonds issued thereby.

Article 25. (Bond Issuance Methods)

Industrial Finance Bonds may be issued on a discount or premium basis.

Article 26. (Government Guaranty of Outstanding Bonds)

The payment of the principal and interest on Industrial Finance Bonds may be guaranteed by the Government upon prior approval from the National Assembly.

Article 27. (Expiration of Bonds)

The right to receive the principal and interest on Industrial Finance Bonds shall be expired unless exercised within five (5) years and two (2) years, respectively.

Article 28. (Delegation)

Other necessary matters relating to the issuance, etc. of Industrial Finance Bonds not provided for in this Act shall be prescribed by the Presidential Decree.

Article 29. (Establishment, Etc. of Fund Management Committee)

(1) The Fund Management Committee shall be established at KDB in order to deliberate the following matters with regard to the Financial Stabilization Fund:

1.	Fundamental policies on the supervision and management of the Financial Stabilization Fund;

2.	Matters regarding the support of funds prescribed in Paragraph (2) of Article 23-6 of the Act on the Structural Improvement of the Financial Industry; and
3.	Other matters as deemed necessary by the Financial Services Commission.

(2) The members of the Fund Management Committee shall not take any instructions or interference from outside in the course of conducting their duties.

(3) The composition, operation and other necessary matters relating to the Fund Management Committee shall be prescribed by the Presidential Decree.

(4) Paragraph (3) of Article 63 of the National Finance Act shall not apply to the supervision, management, etc. of the Financial Stabilization Fund.

Chapter III-2 Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment

Article 29-2. (Establishment of the Key Industry Stabilization Fund)

(1) The Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment shall be established within KDB to facilitate efficient financial support to businesses so that such businesses overcome managerial difficulties arising from sudden changes in economic circumstances, secure sustainable competitiveness and contribute to the sound development of national economy and stabilization of employment.

(2) The financial support pursuant to Paragraph (1) shall be made to the enterprise that belongs to the following industry sectors which are designated by the Presidential Decree as having a significant effect on the national economy, stability of the job market and national security, etc. (“Key Industrial Enterprise”).

1.	Industry sector consisting of defense contractors designated by the Minister of Trade, Industry and Energy pursuant to Article 35 of the Defense Acquisition Program Act;

2.	Industry sector in which foreign investment is restricted pursuant to Article 4 of the Foreign Investment Promotion Act;

3.	Industry sector consisting of businesses that are defined as the material resources by Article 2 Subparagraph 2 of the Provision of Emergency Act;

4.	Industry sector consisting of businesses having national core technology designated as such pursuant to Article 9 of the Act on Prevention of Divulgence and Protection of Industrial Technology;

5.	Industry sector consisting of the essential public service businesses defined by Article 71 (2) of the Trade Union and Labor Relations Adjustment Act; and

6.	Industry sectors similar to the sectors set out in Subparagraphs 1 to 5.

Article 29-3. (Resources of the Key Industry Stabilization Fund)

(1) The Key Industry Stabilization Fund shall be funded from each of the followings:

1.	Fund created by issuance of the Key Industry Stabilization Fund Bonds pursuant to Paragraph (2) below;

2.	Borrowings from the Government and the Bank of Korea, etc;

3.	Fund recovered from the Key Industrial Enterprises which received the financial support pursuant to Article 29-4 (2) 1 and the companies under Article 29-4 (2) 2; and

4.	Operating income and other earnings of the Key Industry Stabilization Fund.

(2) KDB may issue the Key Industry Stabilization Fund Bonds (for the purpose of this Paragraph, the “Bonds“), for which the Key Industry Stabilization Fund is liable, in order to raise funds necessary for providing financial support to the Key Industrial Enterprises (i.e., financial support pursuant to Subparagraphs 1 and 2 of Article 29-4 (2), hereinafter the same in this Chapter). The following provisions apply with respect to the issuance of the Bonds:

1.	For each issuance of the Bonds, KDB shall report to the Financial Services Commission the bond amount, terms and conditions and method of issuance and repayment.

2.	Matters relating to the issuance of the Bonds shall be promulgated by the Presidential Decree.

3.	The statute of limitations of the Bonds shall be 5 years with respect to the principal and 2 years with respect to the interest.

4.	The Bonds shall be deemed as special purpose bonds under Article 4 (3) of the Financial Investment Services and Capital Markets Act.

(3) The Government may guarantee repayment of the principal and the interest of the Bonds under Paragraph (2).

(4) In the event that KDB borrows money from the Bank of Korea for which the Key Industry Stabilization Fund will be liable in accordance with Paragraph (1) 2, KDB shall be deemed to be designated as a government agency pursuant to Article 77 (2) of the Bank of Korea Act.

Article 29-4. (Management, Operation and Accounting of the Key Industry Stabilization Fund)

(1) The Key Industry Stabilization Fund shall be managed and operated by KDB.

(2) The Key Industry Stabilization Fund shall be applied to each of the following uses:

1.	Funds provided to the Key Industrial Enterprises by way of the following methods and incidental expenses:

a.	lending of funds;

b.	purchase of assets;

c.	guarantee or purchase of debts;

d.	credit facility in methods other than those set out in items a to c

e.	purchase of the debentures;

f.	capital contribution (including purchase of stock linked bonds including convertible bonds and bonds with warrants); or

g.	support by the companies under Subparagraph 2 below in any method set out in items a to f.

2.

Funds provided by way of contribution to, investment in, or any method set out in items a to e of Subparagraph 1 to a company to be established for the purpose of providing financial support to Key Industry Enterprises (including a company established for the purpose of managing, operating and disposing of assets that are acquired by way of the Fund Support) and a collective investment vehicle under Article 9 (18) of the Financial Investments and Capital Markets Act (“Companies, Etc.“) and incidental expenses;

3.	Repayment of the borrowings and the interest accrued thereon;

4.	Repayment of the principal and the interest of the Key Industry Stabilization Fund Bonds pursuant to Article 29-3 (2); or

5.	Operating expenses of the Key Industry Stabilization Fund.

(3) KDB may apply the unappropriated funds of the Key Industry Stabilization Fund to each of the following, in which case Article 84 of the National Finance Act will apply.

1.	Purchase of government bonds and public bonds;

2.	Deposit with or lending to financial institutions; or

3.	Other uses determined by the Key Industry Stabilization Fund Management Committee (“Key Industry Stabilization Fund Management Committee“) pursuant to Article 29-6.

(4) KDB shall implement segregated accounting of the Key Industry Stabilization Fund and the High-tech Strategic Industry Fund from KDB’s other accounts. In this case, the accounting of the Key Industry Stabilization Fund shall not be included in KDB’s accounts.

(5) KDB and the Companies, Etc. shall not exercise their voting rights attached to the voting stocks (including contributed shares) of Key Industrial Enterprises obtained through the Fund Support pursuant to Subparagraph 1 of Paragraph (2). However, above restriction shall not apply to cases to be promulgated by the Presidential Decree as cases where material hindrances are expected to the recovery of funds due to significant breach of the terms of Fund Support under Article 29-5 (2).

(6) In case of a disposal of the stocks of a Key Industrial Enterprise held by KDB or the Companies, Etc. as a result of the Fund Support pursuant to Subparagraph 1 of Paragraph (2) which is not conducted through securities exchange, KDB or the Companies, Etc. shall grant the right of first refusal to the shareholders or equity holders of the relevant Key Industrial Enterprise.

Article 29-5. (Procedure and Requirements of Fund Support)

(1) In case KDB intends to provide the Fund Support to the Key Industrial Enterprises from the Key Industry Stabilization Fund, KDB shall follow the decision the Key Industry Stabilization Fund Management Committee makes after due deliberations on such Fund Support.

(2) In providing the Fund Support to the Key Industrial Enterprises from the Key Industry Stabilization Fund, KDB may impose conditions necessary to support national economy and stabilize employment, including the following:

1.	Employees and the management will exert consorted efforts to maintain employment to a certain level;

2.	The amount of the Fund Support using the method set out in Article 29-4 (2) 1.f shall be included to the extent of 20% of the aggregate amount of the Fund Support;

3.	Management improvement efforts will be made; and

4.

Funds supported from the Key Industry Stabilization Fund shall not be used for distribution of profits (including stock/in-kind distribution), acquisition of treasury stocks, increase of remuneration to officers and employees whose income is higher than certain level (including bonus) and support to affiliates, etc. that are deviated from the uses of the Key Industry Stabilization Fund.

Article 29-6. (Establishment of the Key Industry Stabilization Fund Management Committee)

(1) In order to deliberate on each of the following matters with respect to the Key Industry Stabilization Fund, the Key Industry Stabilization Fund Management Committee shall be established in KDB:

1.	Fundamental policy for management and operation of the Key Industry Stabilization Fund;

2.	Matters regarding the Fund Support; and

3.	Other matters that the Key Industry Stabilization Management Committee deems necessary.

(2) The Key Industry Stabilization Fund Management Committee shall be consisted of not more than 7 members with sufficient experience and expertise in financing, economy or industries (including 2 persons recommended by the competent standing committee of the National Assembly).

(3) Any other matters that are necessary for composition and operation of the Key Industry Stabilization Fund Management Committee shall be promulgated by the Presidential Decree.

Chapter 3-3 High-tech Strategic Industry Fund

Article 29-7. (Establishment of High-tech Strategic Industry Fund)

(1) The High-tech Strategic Industry Fund shall be established at KDB to strengthen the competitiveness of high-tech strategic industries through efficient financial support for industries and enterprises necessary for national future strategy and economic security (referring to the support provided pursuant to Subparagraphs 1 through 4 of Article 29-9(2), hereinafter the same in this Chapter).

(2) The financial support pursuant to Paragraph (1) shall be provided to: (i) enterprises belonging to the following industries that have a significant impact on the national economy and the maintenance of industrial competitiveness (hereinafter referred to as “High-tech Strategic Industry Enterprises”), and (ii) enterprises that engage in transactions with or invest in the High-tech Strategic Industry Enterprises as prescribed by the Presidential Decree (hereinafter referred to as “Enterprises Related to High-tech Strategic Industries”):

1.

Industries to which enterprises possessing strategic technologies designated by the Minister of Trade, Industry and Energy under Article 11 of the Act on Special Measures for Strengthening the Competitiveness of, and Protecting National High-tech Strategic Industries belong;

2.	Industries to which enterprises possessing national strategic technologies designated under Article 10(1)(2) of the Act on Restriction on Special Cases concerning Taxation belong;

3.	Other industries necessary for future strategy and economic security as prescribed by the Presidential Decree.

Article 29-8 (Sources of High-tech Strategic Industry Fund)

(1) The High-tech Strategic Industry Fund shall be composed of the following sources:

1.	Funds raised through the issuance of the High-tech Strategic Industry Fund Bonds pursuant to Paragraph (2);

2.	Loans from the Government, the Bank of Korea, and others;

3.

Funds recovered from the High-tech Strategic Industry Enterprises and the Enterprises Related to High-tech Strategic Industries (hereinafter collectively referred to as “High-tech Strategic Industry Enterprises, etc.”) that have received financial support pursuant to Article 29-7(1), and from the High-tech Strategic Industry Support Enterprises, etc. pursuant to Article 29-9(2)(2);

4.	Returns on the management of the High-tech Strategic Industry Fund and other income;

5.	Contributions from KDB and other financial institutions; and

6.	Contributions and donations from entities other than the Government.

(2) KDB may, at the expense of the High-tech Strategic Industry Fund, issue the High-tech Strategic Industry Fund Bonds (hereinafter referred to as “Bonds” in this Paragraph) to raise funds necessary for the purposes prescribed in Article 29-9(2). In this case, the Bonds shall be subject to the following provisions:

1.	Where KDB intends to issue the Bonds, it shall determine, for each issuance, the amount, terms, and methods of issuance and repayment, and report the same to the Financial Services Commission;

2.	Matters necessary for the issuance of the Bonds shall be prescribed by the Presidential Decree;

3.	The statute of limitations for the Bonds shall be five (5) years for principal and two (2) years for interest;

4.	The Bonds shall be regarded as special purpose bonds pursuant to Article 4(3) of the Financial Investment Services and Capital Markets Act.

(3) The Government may guarantee the principal and interest repayment of the High-tech Strategic Industry Fund Bonds pursuant to Paragraph (2).

(4) Where KDB borrows funds from the Bank of Korea at the expense of the High-tech Strategic Industry Fund pursuant to Paragraph (1), Sub paragraph (2), it shall be deemed to be designated as a government age ncy under Article 77(2) of the Bank of Korea Act.

Article 29-9 (Management and Accounting of High-tech Strategic Industry Fund)

(1) The High-tech Strategic Industry Fund shall be managed by KDB.

(2) The High-tech Strategic Industry Fund shall be used for the following purposes:

1.	Funds provided to the High-tech Strategic Industry Enterprises and related incidental expenses in accordance with the following methods:

a.	Loans of funds;

b.	Purchase of assets;

c.	Guarantee or assumption of obligations;

d.	Extension of credit by methods other than those under Items (a) and (c);

e.	Subscription of corporate bonds;

f.	Equity investment (including subscription of stock-related bonds such as convertible bonds and bonds with warrants, and acquisition of non-voting shares);

g.	Support by the High-tech Strategic Industry Support Enterprises pursuant to Subparagraph (2) using the methods under Items (a) through (f).

2.

Equity participation or investment for or funds and related incidental expenses for support by the methods under Subparagraphs (a) through (e) of Paragraph (2)1, in respect of the companies established to provide funds to the High-tech Strategic Industry Enterprises (including companies established to manage and dispose of assets acquired through such financial support); collective investment schemes under Article 9 (18) of the Financial Investment Services and Capital Markets Act; New Technology Business Investment Associations under Article 2 of the Specialized Credit Finance Business Act; Venture Investment Associations under Article 2 of the Venture Investment Promotion Act; and other similar entities as prescribed by the High-tech Strategic Industry F und Management Deliberative Committee (hereinafter referred to as “High-tech Strategic Industry Fund Management Deliberative Committee”) pursuant to Article 29-11 (hereinafter collectively referred to as “High- tech Strategic Industry Support Enterprises”);

3.	Loans of funds necessary for counterparties of the High-tech Strategic Industry Enterprises to purchase products of the High-tech Strategic Industry Enterprises;

4.

Funds and related incidental expenses provided, by the methods set forth in Subparagraphs (a) through (g) of Paragraph (1), for the High-tech Strategic Industry Related Enterprises that carry out technology investments necessary for the establishment of production facilities of the High-tech Strategic Industry Enterprises or the acquisition of related technologies, as prescribed by the Presidential Decree.

5.	Repayment of borrowed funds and interest thereon;

6.	Repayment of principal and interest of the High-tech Strategic Industry Fund Bonds pursuant to Article 29-8(2);

7.	Management costs of the High-tech Strategic Industry Fund.

(3) KDB may manage any surplus funds of the High-tech Strategic Industry Fund by the following methods, in which case Article 84 of the National Finance Act shall apply mutatis mutandis:

1.	Purchase of government bonds, public bonds, etc.;

2.	Deposit with, or lending to, financial institutions;

3.	Other methods determined by the High-tech Strategic Industry Fund Management Deliberative Committee.

(4) KDB shall account for the High-tech Strategic Industry Fund separately from the accounts of KDB and the Key Industry Stabilization Fund, in which case the accounts of the High-tech Strategic Industry Fund shall not be included in the accounts of KDB.

(5) KDB, the High-tech Strategic Industry Support Enterprises, etc. shall not exercise voting rights with respect to the voting shares (including equity interests; the same shall apply in this Article) of the High-tech Strategic Industry Enterprises, etc. held as a result of financial support; provided, however, that this shall not apply in any of the following cases:

1.	Where it is prescribed by the Presidential Decree that exercising such voting rights is necessary due to an anticipated material impact on the recovery of funds;

2.	Where the High-tech Strategic Industry Fund, together with a third party, establishes a High-tech Strategic Industry Support Enterprise, etc. to provide financial support.

(6) Where KDB or the High-tech Strategic Industry Support Enterprises, etc. dispose of shares in the High-tech Strategic Industry Enterprises, etc. held as a result of financial support under Paragraph (2) outside the securities market, they shall grant the shareholders or equity holders of the relevant enterprise a preferential opportunity to purchase such shares.

Article 29-10 (Procedures and Requirements for Financial Support)

(1) Where KDB intends to provide financial support at the expense of the High-tech Strategic Industry Fund, it shall undergo deliberation by the High-tech Strategic Industry Fund Management Deliberative Committee.

(2) When providing financial support at the expense of the High-tech Strategic Industry Fund, KDB may impose conditions to ensure that the funds are not used for purposes other than those of financial support, or may impose other necessary conditions so as not to contravene the purposes of establishing the Fund.

(3) Other matters necessary for the procedures and requirements for financial support shall be prescribed by the Presidential Decree.

Article 29-11 (Establishment of High-tech Strategic Industry Fund Management Deliberative Committee, etc.)

(1) In order to deliberate on the following matters concerning the High-tech Strategic Industry Fund, the High-tech Strategic Industry Fund Management Deliberative Committee shall be established at KDB:

1.	Basic policies on the management of the High-tech Strategic Industry Fund;

2.	Matters concerning the provision of financial support;

3.	Other matters deemed necessary by the High-tech Strategic Industry Fund Management Deliberative Committee.

(2) The High-tech Strategic Industry Fund Management Deliberative Committee shall be composed of not more than nine (9) members (including two (2) persons recommended by the competent standing committee of the National Assembly) who possess extensive experience or distinguished expertise in finance, economy, or industry.

(3) Other matters necessary for the composition and operation of the High-tech Strategic Industry Fund Management Deliberative Committee shall be prescribed by the Presidential Decree.

Chapter IV. Accounting

Article 30. (Fiscal Year, Budget and Settlement of Accounts)

(1) The fiscal year of KDB shall correspond to that of the Government.

(2) KDB shall prepare the budget for revenue and expenditures in each fiscal year, and report to the Financial Services Commission for approval prior to the beginning of the corresponding fiscal year. The foregoing shall also apply to its revision.

(3) KDB shall prepare and submit the settlement of accounts within three (3) months after the end of each fiscal year to the Financial Services Commission.

(4) The settlement of accounts prescribed in Paragraph (3), shall be attached with the following documents:

1.	Financial statements and appendant documents; and

2.	Other documents necessary for clarifying the settlement details as determined by the Financial Services Commission.

Article 31. (Disposal of Profit)

(1) Every fiscal year, after adequate allowances are made for depreciation in assets, the annual net profits of KDB shall be distributed in the following order:

1.	Forty percent (40%) or more of the net profit shall be credited to the reserve, until the reserve reaches the total amount of the paid-in capital; and

2.	The net profits remaining after distributing the amount in Subparagraph 1 shall be distributed upon resolution of the Board of Directors and General Meeting of Shareholders.

(2) The reserve pursuant to Paragraph (1) may be capitalized after offsetting the losses under Article 32.

(3) When the net profits remaining after the distribution pursuant to Subparagraph 2 of Paragraph (1) are being allotted, dividends may be in cash or in kind. Matters necessary for dividends in kind shall be set forth by the Presidential Decree.

Article 32. (Offset of Losses)

(1) The annual net losses of KDB shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be offset by the Government.

(2) The Government’s offsetting of the losses in accordance with Paragraph (1) may be implemented by granting general properties as provided for in Paragraph (3) of Article 6 of the National Property Act notwithstanding the provision of Article 55 of the same Act.

(3) The transfer of the general properties in accordance with Paragraph (2) shall be made subject to the deliberation of the State Council, the approval of the President and the consent of the National Assembly in advance; provided, however, that in case it is deemed urgently necessary for the sound operation of KDB and the stabilization of financial order, the consent from the National Assembly may be obtained ex post facto.

Article 33. (Use of Unemployed Funds)

KDB may use the funds remaining unemployed in the operations in such a manner as provided for by the Articles of Incorporation to the extent it does not hinder the operations of KDB prescribed in Article 18.

Chapter V. Supervision

Article 34. (Supervision)

(1) The Financial Services Commission shall supervise KDB in accordance with the provisions of this Act, and may issue an order necessary for the supervision, and shall also conduct supervision to secure KDB’s sound management in accordance with the Presidential Decree, and may issue an order necessary for such supervision.

(2) The Financial Services Commission may take any of the following measures, in cases of any of Subparagraph 4, Subparagraph 5 of the Paragraph (1) of Article 51 of the Act on the Protection of Financial Consumers or the cases specified by Presidential Decree, with the exception of the subparagraph, of Paragraph (2) of the same Article (limited to the measures set forth in Subpagraph 2), if it deems that KDB is likely to impede its sound management by violating any orders issued under Paragraph (1):

1.	Order to take a corrective measure against any violation;

2.	Partial suspension of operations for a period not exceeding six (6) months;

3.	Suspension of, or warning against, the relevant violation.

(3) Where an executive of KDB intentionally violates any order issued under paragraph (1) or conducts any act seriously impeding KDB’s sound management, the Financial Services Commission may take proper measures including dismissal, suspension of duties, warning, caution, etc.

(4) Where an employee of KDB intentionally violates any order issued under paragraph (1) or conducts any act seriously impeding KDB’s sound management, the Financial Services Commission may request the President of KDB to take proper disciplinary measures including dismissal, suspension, reduction of salary, censure, warning, etc.

(5) Where the Financial Services Commission deems that any executive or employee retired from KDB would have been subject to measures taken against him/her under Paragraph (3) or (4) if he/she still worked for KDB, it may notify the President of KDB of details of such measures.

(6) The President of KDB shall, upon receiving notification under paragraph (5), notify the relevant retired executive or employee of such fact, and record and maintain such information in the personnel record.

Article 35. (Reason for Dismissal of Executives)

(1) The President of the Republic of Korea may dismiss the President upon the request of the Chairman of the Financial Services Commission in any of the following cases:

1.	Violation of this Act, decrees issued hereunder or the Articles of Incorporation; or

2.	Inability to perform his/her duties on account of mental or physical disability.

(2) The Financial Services Commission may dismiss any of the Managing Directors or the Directors upon the request of the President for any of the reasons specified in Paragraph (1).

(3) The Financial Services Commission may dismiss the Auditor for any of the reasons specified in Paragraph (1).

Article 36. (Submission of Reports and Inspection of Documents)

(1) The Financial Services Commission, in conducting the supervision under Article 34, may request KDB to submit reports on such matters as are deemed necessary, or instruct a competent official to examine the status of operations, books, records and other necessary matters of KDB.

(2) The Financial Services Commission may, when deemed necessary, entrust to the Governor of the Financial Supervisory Service the power of examination provided for in Paragraph (1) as prescribed by the Presidential Decree.

(3) The individuals who inspect pursuant to Paragraphs (1) and (2) shall carry identification cards with them to verify their identities and show the identification cards to the related persons.

Chapter VI. Miscellaneous

Article 37. (Restriction on Ownership of Properties)

KDB shall not own any real or personal property except such property obtained for the conduct of its business, taken over in the course of its credit collection, or otherwise necessary to carry out operations.

Article 38. (Exception to Share Subscription under Special Statutes)

(1) In case that all or not less than half the capital of any juridical person established by a special statute shall be subscribed to by the Government, or in case that not less than half of its issued shares shall be held by the Government, in accordance with the provisions of such statute, KDB may, notwithstanding anything in the provisions of such statute, subscribe to the capital of such juridical person or hold its shares in place of the Government.

(2) The juridical persons, the capital of which has been subscribed to by KDB or the shares of which are held by KDB in accordance with Paragraph (1), may, notwithstanding anything in the provisions of such statute, pay dividends to KDB in proportion to the number of shares (including subscription certificates) held by KDB.

Article 39. (Negligence Fines)

(1) Any person who violates Article 8 and uses the name of “The Korea Development Bank” or any other name similar thereto shall be subject to a negligence fine of not more than ten million Korean Won (KRW 10,000,000).

(2) Any person, who fails to submit a report as required by Paragraph (1) of Article 36 or who has submitted a faulty report or who has refused, obstructed or evaded the inspection as provided for in Paragraphs (1) and (2) of the same Article shall be subject to a negligence fine of not more than five million Korean Won (KRW 5,000,000).

(3) The fine for negligence under Paragraphs (1) and (2) shall be imposed and collected by the Financial Services Commission as prescribed by the Presidential Decree.

Article 40. (Exclusion of Application of Other Laws)

With respect to the Key Industrial Enterprises contributed under Article 29-4, the High-tech Strategic Industry Enterprises contributed under Article 29-9, and the High-tech Strategic Industry Support Enterprises, the Act on the Management of Public Institutions shall not apply, unless such enterprises have been designated as public institutions prior to the contribution or, after the contribution, happen to satisfy the requirements for designation as a public institution for reasons other than contributions pursuant to Article 29-4 or Article 29-9.

Article 41. (Special Cases about Release from Disciplinary Measures)

In case where KDB or its officers and employees actively handle with their duties pursuant to Chapter III-2 and Chapter III-3 without any gross negligence and willful misconduct on their part, they shall be released from any disciplinary measures or reprimands, or demands thereof under finance related legislations including the Board of Audit and Inspection Act and the Banking Act with respect to any result arising from their performance of duties.

Article 42. (Special Cases about Fund Support, Etc.)

(1) In case where the Fund Support pursuant to Chapter III-2 is applied to capital contributions to a Key Industrial Enterprise, or where the Fund Support pursuant to Chapter III-3 is applied to capital contributions to the High-tech Strategic Industry Enterprises and the High-tech Strategic Industry Support Enterprises, the Enterprise may issue stocks with non-voting rights or restricted voting rights as such stocks are issued in excess of the limit stipulated in Article 344-3 (2) of the Commercial Act and Article 165-15 (2) of the Financial Investments and Capital Markets Act.

(2) In cases where the Fund Support pursuant to Chapter III-2 is applied to acquisition of designated bonds from a Key Industrial Enterprise, or where the Fund Support pursuant to Chapter III-3 is applied to the acquisition of designated bonds from the High-tech Strategic Industry Enterprises and the High-tech Strategic Industry Support Enterprises, such acquisition shall be announced via at least 2 daily newspapers (including one newspaper of nationwide circulation) and such announcement shall be treated as perfection of transfer of designated bonds pursuant to Article 450 of the Civil Act. However, any interested persons of the relevant designated bonds (excluding creditors) may claim their entitlement against KDB based on events having taken place prior to such announcement.

(3) In case where KDB disposes of bonds or stocks KDB holds as a result of conduct of its duties pursuant to Chapter III-2 and Chapter III-3, or disposes of assets of the Key Industrial Enterprises, the High-tech Strategic Industry Enterprises or the High-tech Strategic Industry Support Enterprises under the mandate of such enterprises in the course of performing its duties pursuant to Chapter III-2 and Chapter III-3, the provisions relating to execution and performance of contracts under the Act on Management of Public Institutions, the Act on Contracts to Which the State Is a Party and other applicable laws shall not apply.

Addenda

<No. 12663, May 21, 2014>

Article 1. (Enforcement Date)

This Act shall come into force from and on the date of registration of the merger as prescribed in Paragraph (6) of Article 4 of the Addenda; provided, however, that Articles 3 through 5 of the Addenda shall come into force as of the date of the promulgation.

Article 2. (Repeal of Other Acts)

The Korea Finance Corporation Act shall be repealed.

Article 3. (Merger with Korea Finance Corporation, Etc.)

(1) KDB, KDB Financial Group Inc. (hereinafter referred to as “KDB FG”) and Korea Finance Corporation prescribed in the Korea Finance Corporation Act (hereinafter referred to as “KoFC”) shall merge, whereby KDB shall continue as the surviving entity and KDB FG and KoFC shall be the non-surviving entities.

(2) KDB, KDB FG and KoFC (hereinafter collectively referred to as the “Merging Entities”) shall undertake necessary procedures for the merger as prescribed in Paragraph (1) after the promulgation of this Act without delay.

(3) Articles 522, Article 522-2, Article 522-3, Article 523, Article 523-2, Articles 524 through 527, Articles 527-2 through 527-6, Article 528 and Article 530 of the Commercial Act shall apply mutatis mutandis to the merger procedures, etc. of the Merging Entities. In this case, the resolution of each Board of Directors of the Merging Entities shall substitute the approval for the merger agreement by the General Meeting of Shareholders prescribed in Article 522 of the Commercial Act.

(4) The external policy finance operations (including assets, liabilities, human resources, etc. thereof. The same shall apply hereunder in this Article) in the areas of shipping, aviation, social overhead capital, resource development, etc. among operations of KoFC shall be separated and transferred to the Export-Import Bank of Korea prior to the merger prescribed in Paragraph (1). In this case, the specific scope of the operations subject to transfer and the time, method, etc. of transfer shall be determined by the Merger Committee to be established as prescribed in Article 4 of the Addenda through consultation with the Export-Import Bank of Korea.

Article 4. (Establishment of Merger Committee, Etc.)

(1) A Merger Committee shall be established in order to deal with tasks regarding the merger as prescribed in Article 3 of the Addenda.

(2) The Merger Committee shall consist of members not exceeding seven (7) persons appointed by the Chairman of the Financial Services Commission, provided that such members shall include one (1) person recommended from each of the Merging Entities.

(3) The Vice Chairman of the Financial Services Commission shall be the chairman of the Merger Committee.

(4) The Merger Committee may request the Merging Entities to provide human and physical support for conducting operations.

(5) The Merger Committee shall draft a merger agreement and the Articles of Incorporation of the entity surviving after the merger and shall obtain approval from the Financial Services Commission.

(6) The Merger Committee shall complete the necessary procedures for the merger and register the merger by January 1, 2015.

(7) The members as prescribed in Paragraph (2) shall be deemed to be removed on the date the merger is registered as prescribed in Paragraph (6).

Article 5. (Exception to Approval of Merger, Etc.)

(1) The merger as prescribed in Article 3 of the Addenda shall be deemed to have been authorized by the Financial Services Commission as prescribed in Article 60 of the Financial Holding Companies Act and Article 4 of the Act on the Structural Improvement of the Financial Industry.

(2) The change of major shareholders of subsidiaries of KDB FG due to the merger as prescribed in Article 3 of the Addenda shall be deemed to have been approved by Financial Services Commission as prescribed in the act governing incorporation of each subsidiary.

(3) The provision of Article 12 of the Monopoly Regulation and Fair Trade Act shall not apply to the merger prescribed in Article 3 of the Addenda.

Article 6. (Succession of Properties, Rights, Obligations, Etc.)

(1) KDB FG and KoFC shall be deemed to cease to exist as a legal entity upon the merger as prescribed in this Act.

(2) KDB shall be the general successor of the properties, rights and obligations of KDB FG and KoFC as a result of the merger.

(3) Properties in the name of KDB FG and KoFC indicated in the registry and other official records of properties succeeded to KDB from KDB FG and KoFC shall be deemed to be in the name of KDB.

(4) The bonds issued by KDB FG and the Policy Bank Bonds issued by KoFC at the time when this Act enters into force shall each be deemed as the Industrial Finance Bonds issued by KDB pursuant to this Act.

Article 7. (Succession, Etc. of Operations of KoFC)

KDB may continue to perform the operations conducted by KoFC as prescribed in the former Korea Finance Corporation Act or other acts at the time when this Act enters into force.

Article 8. (Transitional Measures concerning Guaranty of Payment of Foreign Currency Debt)

The Government shall guarantee the repayment of the principal and interest of foreign currency debt incurred by KDB and KoFC prior to the time when this Act enters into force (this provision shall only apply to bonds and loans with a redemption period of not less than one (1) year) at the time of the initial sale of the Government’s equity in KDB with prior consent of the National Assembly.

Article 9. (Transitional Measures concerning Executives and Employees)

(1) The President of KDB appointed in the manner previously prescribed at the time when this Act enters into force shall be deemed to have been appointed as the President of KDB pursuant to this Act, provided that the term of office shall commence on the date of appointment as previously prescribed.

(2) The executives of the Merging Entities (except for the President of KDB) shall be deemed to have their terms of offices expired at the time when this Act enters into force.

(3) When the executives of the Merging Entities are newly appointed as executives of KDB at the time when this Act enters into force, the term of office may be differently determined within the scope prescribed in Article 14.

(4) Employees of KDB FG and KoFC at the time when this Act enters into force shall be deemed as employees of KDB.

Article 10. (Transitional Measures concerning Application of Penal Provisions, Etc.)

In the application of the penal provisions and negligence fine on any acts committed prior to the enforcement of this Act, it shall be in accordance with the previous provisions and the previous Korea Finance Corporation Act.

Article 11. (Amendment of Other Acts)

(1) Part of the Special Act on the Management of Public Funds shall be amended as follows:

Clause d. of Subparagraph 7 of Paragraph (2) of Article 3 shall be replaced with the following.

d. The Korea Development Bank as prescribed in The Korea Development Bank Act (hereinafter referred to as “KDB”)

“the Korea Finance Corporation” in Paragraph (3) of Article 3 shall be “The Korea Development Bank”.

“President of the Korea Finance Corporation” in Paragraph (3) of Article 4 shall be “President of The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 11 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 13 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (7) of Article 17 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Article 19 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Subparagraph 2 of Article 21-2 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Clause a. of Subparagraph 3 of the same Article shall be “The Korea Development Bank”.

(2) Part of the Act on the Structural Improvement of the Financial Industry shall be amended as follows:

“the Korea Finance Corporation established as prescribed in the Korea Finance Corporation Act (hereinafter referred to as the “Korea Finance Corporation”)“ in Subparagraph 8 of Article 2, with the exception of each of the Clauses, shall be “The Korea Development Bank established under The Korea Development Bank Act (hereinafter referred to as “KDB”)”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-2 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Subparagraph 7 of Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-3 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (3) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-4, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraphs (1) and (2) of Article 23-5 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-6 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article shall be “The Korea Development Bank”; and “steering committee pursuant to Article 9 of the Korea Finance Corporation Act” shall be “Fund Management Committee as prescribed in Article 29 of The Korea Development Bank Act”; and “the Korea Finance Corporation” in Paragraph (3) of the same Article, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraphs (4) and (5) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-7, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-8 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in the main body of Paragraph (2) of the same Article shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in the proviso of Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-9 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraphs (2) and (6) of the same Article shall be “The Korea Development Bank”.

(3) Part of the Act on the Efficient Disposal of Non-Performing Assets, Etc. of Financial Companies and the Establishment of Korea Asset Management Corporation shall be amended as follows:

“president of the Korea Finance Corporation under the Korea Finance Corporation Act ” in Subparagraph 5 of Paragraph (1) of Article 15 shall be “President of The Korea Development Bank under The Korea Development Bank Act”.

(4) Part of the Corporate Restructuring Promotion Act shall be amended as follows:

Clause 1. of Subparagraph 1 of Article 2 shall be deleted.

(5) Part of the Act on Public-Private Partnerships in Infrastructure shall be amended as follows:

Clause b. of Subparagraph 16 of Article 2 shall be deleted.

(6) Part of the Special Tax Treatment Control Act shall be amended as follows:

“the Korea Finance Corporation established under the Korea Finance Corporation Act” in Subparagraph 22 of Paragraph (1) of Article 117 shall be “The Korea Development Bank established under The Korea Development Bank Act”.

(7) Part of the Korea Expressway Corporation Act shall be amended as follows:

“the Korea Finance Corporation established under the Korea Finance Corporation Act” in Paragraph (2) of Article 4 shall be “The Korea Development Bank established under The Korea Development Bank Act”.

(8) Part of the Korea Water Resources Corporation Act shall be amended as follows:

“the Korea Finance Corporation under the Korea Finance Corporation Act” in Paragraph (2) of Article 4 shall be “The Korea Development Bank established under The Korea Development Bank Act”; and the Korea Finance Corporation established under the Korea Finance Corporation Act” in Paragraph (3) of the same Article shall be “The Korea Development Bank established under The Korea Development Bank Act”; and “the Korea Finance Corporation established under the Korea Finance Corporation Act” in Paragraph (6) of the same Article shall be “The Korea Development Bank established under The Korea Development Bank Act”.

(9) Part of the Export-Import Bank of Korea Act shall be amended as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” in Article 4 shall be “The Korea Development Bank under The Korea Development Bank Act”.

(10) Part of the Korea Electric Power Corporation Act shall be amended as follows:

“Korea Finance Corporation under the Korea Finance Corporation Act” in Paragraph (1) of Article 19 shall be “The Korea Development Bank under The Korea Development Bank Act”.

Article 12. (Relationship with Other Acts)

Where the former Korea Finance Corporation Act or the Korea Finance Corporation Act are cited by other acts or subordinate statues at the time when this Act enters into force, this Act or The Korea Development Bank shall be deemed to have been cited in lieu of the former provisions.

Addenda <No. 13452, July 31. 2015>

(the Governance Act for Financial Companies)

Article 1. (Enforcement Date)

This Act shall come into force from the date one year after the date of the promulgation.

Articles 2 through 17 are omitted.

Article 18. (Amendment of Other Acts)

Paragraphs (1) through (18) are omitted.

(19) Part of The Korea Development Bank Act shall be amended as follows:

“the Banking Act” in Paragraph (1) of Article 3 shall be “the Banking Act and the Governance Act for Financial Companies”.

“Articles 8 through 11, Article 11-2, Article 12, Article 13, Article 23-2, Article 24” in Paragraph (1) of Article 3 shall be “Articles 8 through 11, Article 11-2, Article 12, Article 13”.

“Subparagraphs (1) through (7) and Subparagraph (9) of Article 47” in Paragraph (1) of Article 3 shall be “Subparagraphs (1) through (5) and Subparagraphs (7) and (9) of Article 47”.

“Subparagraphs (1), (2), (5), (6) and (8) of Paragraph (1) of Article 68” shall be “Subparagraphs (1), (2), (5), (6) and (8) of Paragraph (1) of Article 68 of the Banking Act, and Subparagph (2) of Paragraph (1) of Article 16, Article 19, Article 20, Article 34 and Article 35 of the Governance Act for Financial Companies”

Paragraph (20) is omitted

Addenda <No. 14122, March 29. 2016>

(Korea Technology Guarantee Fund Act)

Article 1. (Enforcement Date)

This Act shall come into force from the date six months after the date of the promulgation.

Articles 2 and 3 are omitted

Article 4. (Amendment of Other Acts)

Paragraphs (1) through (23) are omitted.

(24) Part of The Korea Development Bank Act shall be amended as follows:

“Korea Technology Finance Corporation” in Subparagraph (3) of Paragraph (3) of Article 23 shall be “Korea Technology Guarantee Fund”.

Article 5 is omitted.

Addenda <No. 17112, March 24, 2020>

(Act on the Protection of Financial Consumers)

Article 1. (Enforcement Date)

This Act shall come into force from the date one year after the date of the promulgation. <proviso omitted.>

Articles 2 through 12 are omitted.

Articles 13. (Amendment of Other Acts)

Paragraphs (1) through (18) are omitted.

(19) Part of The Korea Development Bank Act shall be amended as follows:

“if it deems that” under Paragraph (2) of Article 34 shall be “in cases of any of Subparagraph 4, Subparagraph 5 of the Paragraph (1) of Article 51 of the Act on the Protection of Financial Consumers or the cases specified by Presidential Decree, with the exception of the subparagraph, of Paragraph (2) of the same Article (limited to the measures set forth in Subpagraph 2), if it deems that”.

Addenda <No. 17253, May 1, 2020>

Article 1. (Enforcement Date)

This Act shall come into force from the date of its promulgation.

Article 2. (Operation Period of Key Industry Stabilization Fund, etc.)

(1) The operation period of the Key Industry Stabilization Fund pursuant to the amended provision of Article 29-2 shall be from the date of its establishment under the amended provision after implementation of this Act until December 31, 2025.

(2) KDB shall complete repayment of principal and interest on the bonds and loans of the Key Industry Stabilization Fund by the day on which the management period of the Key Industry Stabilization Fund under Paragraph (1) expires. <Newly established on Jan. 21, 2025>

(3) After the expiration of the management period of the Key Industry Stabilization Fund under Paragraph (1), the rights and obligations related to the management of the Key Industry Stabilization Fund shall be assumed by the State, and KDB shall transfer any remaining assets of the Key Industry Stabilization Fund to the State Treasury within three (3) months after the expiration of the management period; provided, however, if the Financial Services Commission, upon conducting a due diligence of the Fund’s assets and liabilities, determines that there will certainly be remaining assets at the end of the management period and can reasonably estimate the amount thereof, a portion of the estimated remaining assets may be transferred to the State Treasury before the expiration of the management period. <Newly established on Jan. 21, 2025>

(4) Detailed standards, timing, procedures, methods, and other necessary matters concerning the winding-up of the Key Industry Stabilization Fund pursuant to Paragraphs (2) and (3) shall be prescribed by the Presidential Decree. <Newly established on Jan. 21, 2025>

Addenda <No. 18682, January 4, 2022>

Article 1. (Enforcement Date)

This Act shall come into force from the date six months after the date of the promulgation.

Articles 2. (Amendment of Other Acts)

Paragraphs (1) through (8) are omitted. (9) Part of The Korea Development Bank Act shall be amended as follows:

“Article 2 (2) of the Emergency Resources Management Act” in Subparagraph (3) of Paragraph (2) of Article 29-2 shall be “Article 2 Subparagraph 2. of the Provision of Emergency Act”.

Paragraphs (10) to (11) are omitted.

Article 3 is omitted.

Addenda <No. 20719, January 21, 2025>

This Act shall come into force on the date of the promulgation.

Addenda <No. 21048, September 9, 2025>

Article 1. (Enforcement Date)

This Act shall come into force from the date three months after its promulgation; provided, however, that the amended provisions under Article 5(1) shall enter into force on the date of their promulgation.

Articles 2. (Management Period of High-tech Strategic Industry Fund, etc.)

(1) The High-tech Strategic Industry Fund established pursuant to the amended provisions of Article 29-7 may be managed for a period of 20 years from the date of enforcement of this Act; provided, however, financial support pursuant to the amended provisions of Article 29-7 may be provided for a period of five (5) years from the date of enforcement of this Act.

(2) KDB shall complete the winding-up of the High-tech Strategic Industry Fund, including repayment of principal and interest on the bonds and loans of the High-tech Strategic Industry Fund, by the expiration date of the management period of the Fund under Paragraph (1).

(3) After the expiration of the management period of the High-tech Strategic Industry Fund under Paragraph (1), the rights and obligations related to the Fund shall be assumed by the State, and KDB shall transfer any remaining assets of the Fund to the State Treasury within three (3) months after the expiration of the management period; provided, however, if the Financial Services Commission, upon conducting a due diligence of the Fund’s assets and liabilities, determines that there will certainly be remaining assets at the end of the management period and can reasonably estimate the amount thereof, a portion of the estimated remaining assets may be transferred to the State Treasury before the expiration of the management period. (4) Detailed standards, timing, procedures, methods, and other necessary matters concerning the winding-up of the High-tech Strategic Industry Fund pursuant to Paragraphs (2) and (3) shall be prescribed by the Presidential Decree.